Exhibit 10.1

May 31, 2024

This Advisor Agreement (“Agreement”) is made by and between Contineum Therapeutics, Inc. (“Company”) and Diego Miralles (“Advisor”), effective as of June 1, 2024 (the “Effective Date”). Company desires to benefit from Advisor’s expertise and experience by retaining Advisor, and Advisor wishes to perform consulting services for Company, as provided for below. Accordingly, Company and Advisor agree as follows:

1. Engagement of Services. Subject to the terms of this Agreement, Advisor agrees to provide advisory services to Company as described in EXHIBIT A hereto (collectively, the “Services”) during the term of this Agreement. Advisor agrees to exercise diligence and the highest degree of professionalism in providing Services under this Agreement. Company will make its facilities and equipment available to Advisor when necessary. Advisor may not subcontract or otherwise delegate Advisor’s obligations under this Agreement without Company's prior written consent. Advisor shall perform all Services in compliance with all applicable laws.

2. Compensation. As sole compensation for the performance of the Services, Company will pay to Advisor the amounts and on the schedule specified in EXHIBIT A. Advisor will be reimbursed for expenses as specified in EXHIBIT A.

3. Independent Contractor Relationship. Advisor’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship with Company and Advisor. Advisor is not entitled to and will be excluded from participating in any of Company’s fringe benefit plans or programs as a result of the performance of the Services, including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by Company to its employees (and Advisor waives the right to receive any such benefits). Advisor agrees, as an independent contractor, that Advisor is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Advisor (or employees thereof) is injured in any manner or becomes ill while performing the Services under this Agreement. Advisor is solely responsible for all tax returns, payments, or reports required to be filed with or made to any federal, state or local tax authority with respect to Advisor’s performance of Services and receipt of fees under this Agreement. Advisor has discretion to set Advisor’s own hours, and Advisor will use Advisor’s own computers, software, and other IT equipment. Advisor is not authorized to make any representation, contract or commitment on behalf of Company, unless specifically requested or authorized to do so by an executive officer of Company. No part of Advisor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report any amounts paid to Advisor by filing Form 1099-MISC with the Internal Revenue Service as required by law. Advisor hereby agrees to indemnify and defend Company against any and all income and employment taxes or contributions owed as a result of any fees and payments made to Advisor hereunder, including penalties and interest.

4. Trade Secrets; Intellectual Property Rights.

4.1 Confidential Information. Advisor agrees during the term of this Agreement and thereafter that Advisor will take all steps necessary to hold Company’s Confidential Information in trust and confidence, will not use Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any third party without first obtaining Company’s express written consent on a case-by-case basis. “Confidential Information” includes, but is not limited to, all information related to Company’s business and Advisor’s actual or anticipated research and development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, formulae, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products or plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, clients and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party. In addition, “Company Work Product” (defined below) shall constitute Confidential Information. Notwithstanding the other provisions of this Agreement, nothing received by Advisor will be considered to be Confidential Information if Advisor can demonstrate by clear and convincing evidence that: (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by Advisor from a third party without confidential limitations; (iii) it has been independently developed for Advisor by personnel or agents having no access to Company Confidential Information, as evidenced by Advisor’s written records; or (iv) it was known to Advisor prior to its first receipt from Company, except in the case of Company Work Product, which shall not be subject to the exception in this Section 4.1. Further, notwithstanding the other provisions of this Agreement, pursuant to 18 U.S.C. Section 1833(b), Advisor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.2 Third Party Information. Advisor understands that Company has received, and will in the future receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Advisor agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Advisor’s work for Company, Third Party Information unless expressly authorized in writing by an executive officer of Company.

4.3 No Conflict of Interest. Advisor agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with Advisor’s obligations under this Agreement or the scope of services rendered for Company. Advisor warrants that to the best of Advisor’s knowledge, there is no other existing contract or duty on Advisor’s part inconsistent with this Agreement. Advisor further agrees not to disclose to Company, or bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Advisor. In addition, Advisor agrees that, during the term of this Agreement, Advisor will not perform, or agree to perform, any services for any third party that engages in the Company’s Business (as defined in section 6.5 below).

4.4 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any trade secrets, ideas, inventions (whether patentable or unpatentable), mask works, processes, procedures, formulations, formulas, software source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, trademarks, manufacturing techniques, or other copyrightable or patentable works. Advisor agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Advisor in the course of any work or Services performed for Company (“Company Work Product”).

4.5 Assignment of Company Work Product. Advisor irrevocably assigns to Company all right, title, and interest worldwide in and to Company Work Product and all applicable intellectual property rights related to Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract, and licensing rights (the “Proprietary Rights”). Advisor retains no rights to use Company Work Product and agrees not to challenge the validity of Company’s ownership in Company Work Product.

4.6 Waiver of Assignment of Other Rights. If Advisor has any rights to Company Work Product that cannot be assigned to Company, Advisor unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights. Advisor agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Advisor has any right to Company Work Product that cannot be assigned to Company or waived by Advisor, Advisor unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

4.7 Assistance. Advisor agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Company’s rights in Company Work Product, and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement.

4.8 Enforcement of Proprietary Rights. Advisor will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. To that end Advisor will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Advisor will execute, verify, and deliver assignments of such Proprietary Rights to Company or its designee. Advisor’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Advisor at a reasonable rate after such termination for the time actually spent by Advisor at Company’s request on such assistance.

4.9 Execution of Documents. In the event Company is unable for any reason, after reasonable effort, to secure Advisor’s signature on any document needed in connection with the actions specified in the preceding Sections 4.7 and 4.8, Advisor hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Advisor’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Advisor’s behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Advisor. Advisor hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Advisor now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

5. Advisor Representations and Warranties. Advisor hereby represents and warrants that (a) Company Work Product will be an original work of Advisor; (b) neither Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances, or encroachments; (c) Advisor will not grant, directly or indirectly, any rights or interest whatsoever in Company Work Product to third parties; and (d) Advisor has full right and power to enter into and perform this Agreement without the consent of any third party.

6. Term and Termination.

6.1 Term. Subject to Sections 6.1 and 6.2 below, the term of this Agreement will begin as of the Effective Date and will automatically terminate on the six-month anniversary of the Effective Date, unless the length of the term of this Agreement is extended in a writing signed by both parties.

6.2 Termination by Company. Company may terminate this Agreement at its convenience and without any breach by Advisor upon 14 days’ prior written notice to Advisor. Company may also terminate this Agreement immediately in its sole discretion upon Advisor’s material breach of Section 4, Section 6.4, Section 6.5 and/or Section 6.6.

6.3 Termination by Advisor. Advisor may terminate this Agreement at any time upon 14 days’ prior written notice to Company.

6.4 Noninterference. During the term of this Agreement and for a period of one year immediately following termination of this Agreement by either party, Advisor agrees not to solicit or induce (or attempt to solicit or induce) any employee, advisor, agent, or independent contractor to terminate or breach an employment, contractual, or other relationship with Company.

6.5 Noncompetition. In order to protect Company’s Confidential Information, Advisor agrees that (a) during the term of this Agreement, and (b) for the one year period after the termination date of this Agreement, Advisor will not perform services anywhere in the world for, or in any way manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected to as an employee, shareholder, director, manager, member, advisor, adviser, volunteer, partner or otherwise, whether for compensation or not, any entity (including for my own account), that engages in Company’s Business (as defined below). This provision does not require Advisor to liquidate any investments Advisor may have as of the Effective Date, and does not prohibit Advisor (x) from being a passive investor of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Advisor has no active participation in the business of such corporation; or (y) from joining a separate division of an entity or business, even if another division of such entity or business engages in Company’s Business, provided that Advisor does not (i) perform any services for such other division, or (ii) provide any formal or informal advice or guidance to such other division. “Company’s Business” means the research, development, manufacturing, production, marketing or sale of small molecule treatments for Pulmonary Fibrosis, any type of fibrosis, Pulmonary Hypertension, Multiple sclerosis, depression or pain. In the event that Company terminates the Agreement under this Section 6.5, Company shall owe Advisor a pro-rated retainer fee for the month in which the termination occurs, and vesting of any equity awards shall ceases as of the termination date.

6.6 Return of Company Property. Unless otherwise authorized by Company, upon termination of the Agreement or earlier as requested by Company, Advisor will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information, or Proprietary Information of Company. Advisor further agrees that any property situated on Company’s premises and owned by Company, including all forms of storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

6.7 Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5, Section 6.4, Section 6.5, Section 6.6, Section 7 and Section 8.

7. Indemnification. Advisor will indemnify, defend and hold Company harmless from and against any and all losses, claims, and expenses (including reasonable attorneys’ fees) directly or indirectly arising out of, or resulting from, (a) Advisor’s commission of any act or omission related to the Services Advisor performs; (b) Advisor’s unauthorized use of any Confidential Information; or, (c) Advisor’s material breach of any representation, warranty, or covenant contained in this Agreement, or otherwise made to the Company.

8. General Provisions.

8.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of the state of California. The parties consent to and agree that service of any summons and complaint or other process in any such action or proceeding may be made by registered or certified mail in addition to personal service, or any other form of service contemplated by the laws of the state of California.

8.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.3 No Assignment. This Agreement may not be assigned by Advisor without Company’s consent, and any such attempted assignment shall be void and of no effect.

8.4 Notices. All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, electronic mail, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If emailed, any such notice will be considered to have been given upon acknowledgment of receipt of electronic transmission. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its address by notice as provided by this section.

8.5 Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

8.6 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

8.7 Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.8 Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by Advisor and an executive officer of Company. The terms of this Agreement will govern all Services undertaken by Advisor for Company.

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IN WITNESS WHEREOF, the parties have caused this Advisor Agreement to be executed by their duly authorized representative.

COMPANY:

/s/ Carmine Stengone

Carmine Stengone

President & CEO

ADVISOR:

/s/ Diego Miralles

Diego Miralles

EXHIBIT A: SERVICES

SERVICES:

Advisor shall conduct strategic, scientific/clinical review and business development activities as requested by the Company.

COMPENSATION:

A. Fees. During the term of the Agreement, Advisor shall be paid consulting fees in the form of a monthly retainer of $16,000 per month as the sole compensation for the Services. This fee is intended to cover an average time commitment of eight hours per week. This fee structure may be amended by mutual agreement in the future if the scope and time commitment of the role change. In addition, subject to approval by the Company’s Board of Directors, Advisor will be eligible to receive a stock option to purchase 5,000 shares of the Company’s common stock. The purchase price per share will be equal to the fair market value on the date of grant. The shares will vest in equal monthly installments over the initial term of this Agreement, subject to your continued service with the Company. The terms of the option will be governed by the Company’s Equity Incentive Plan (the “Plan”) and an option award agreement between you and the Company.

B. Expense Reimbursement. Company will reimburse Advisor for reasonable, direct expenses specifically incurred as a result of providing Services to Company, including but not limited to travel expenses, provided that all such expenses are approved in advance by Company.

C. Invoices. Advisor shall invoice Company within ten days after the close of each month during the term for Services rendered during the previous month. Invoices shall be sent to accounting@contineum-tx.com. Such invoices (i) shall list the dates covered by the invoice and a brief description of the Services rendered by Advisor; and (ii) include reasonable receipts or other documentation for expenses incurred while rendering the Services. Company shall pay net 30 days from receipt of the invoice.